Exhibit 10

WAIVER

January 15, 2014

Advanced Environmental Recycling Technologies, Inc.

914 N. Jefferson

Springdale, Arkansas 72764

Attention: Chief Executive Officer

Ladies and Gentlemen:

Reference hereby is made to that certain Credit Agreement, dated as of March 18, 2011, as amended by that certain First Amendment to Credit Agreement, dated as of May 23, 2011, and as further amended by that certain Second Amendment to Credit Agreement, dated as of October 20, 2011 (as further amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”), by and among Advanced Environmental Recycling Technologies, Inc., a Delaware corporation (“Borrower”), the lenders from time to time parties hereto (the “Lenders”), H.I.G. AERT, LLC, as the administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”; and together with the Lenders, collectively, the “Lender Group”). Capitalized terms used herein and not otherwise defined or limited herein shall have the meanings ascribed to such terms in the Credit Agreement.

As you are aware, Borrower has failed to perform obligations owed to the Lender Group under the terms and conditions of the Credit Agreement as a result of Borrower’s failure to comply with Sections 6.10(a) of the Credit Agreement, which require Borrower to have (i) a Leverage Ratio of below 3.10 to 1.00 for four Fiscal Quarters ending December 31, 2013, and (ii) a Maximum Capital Expenditures of less than $2.5 million, respectively (collectively, the “Specified Events of Default”). The Specified Events of Default represent Events of Default under the Notes (as defined in the Company’s Certificate of Designations, Preferences and Rights of the Series E Convertible Preferred Stock of Advanced Environmental Recycling Technologies, Inc. dated March 17, 2011 (the “Certificate of Designation”)) resulting in the occurrence of a Triggering Event (as defined in the Certificate of Designation) under Section 5(a)(ii) of the Certificate of Designation.

As a result of the Specified Events of Default, Events of Default have occurred and are currently continuing under the Credit Agreement. You have requested that the Lender Group waive the Specified Events of Default. This letter (this “Waiver”) is to advise you that the Lender Group hereby waives the Specified Events of Default and their rights and remedies under the Credit Agreement arising as a result of the Specified Events of Default.

Notwithstanding the foregoing, such waiver shall not waive any other requirement or hinder, restrict or otherwise modify the rights and remedies of the Lender Group following the occurrence of any other Event of Default under the Credit Agreement. Except as otherwise expressed herein, the text of the Credit Agreement and the other Credit Documents shall remain in full force and effect, and the Lender Group hereby reserves its rights to require strict compliance in the future with all terms and conditions of the Credit Agreement and the other Credit Documents. Borrower hereby reaffirms its obligations under each Credit Document to which it is a party. Borrower hereby further ratifies and reaffirms the validity and enforceability of all of the Liens heretofore granted, pursuant to and in connection with the Security Agreement or any other Credit Document, to Agent, on behalf and for the benefit of each member of the Lender Group, as collateral security for the Obligations under the Credit Documents in accordance with their respective terms, and acknowledges that all of the Liens, and all Collateral heretofore pledged as security for the Obligations, continues to be and remain Collateral for the Obligations from and after the date hereof. Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement and the Credit Documents effective as of the date hereof.

This Waiver may be executed in multiple counterparts, each of which (including any counterpart delivered by facsimile or other electronic method of transmission) shall be deemed to be an original and all of which, taken together, shall constitute one and the same agreement, and this Waiver shall be deemed to be made under, and for all purposes shall be construed in accordance with, the laws of the State of New York. This Waiver shall be effective as of the date set forth above when and only when, Agent shall have received a counterpart of this Waiver duly executed by Borrower and the Lenders.

This Waiver shall constitute a Credit Document for all purposes.

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IN WITNESS WHEREOF, the parties hereto have caused this Waiver to be executed and delivered as of the date first above written.

H.I.G. AERT, LLC,
as Administrative Agent and Lender

By:	/s/ Bobby Sheth
	Name:	Bobby Sheth
	Title:	Authorized signatory

Acknowledged and agreed to as of the date first written above:

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC., a Delaware corporation

By:	/s/ J. R. Brian Hanna
Name:	J. R. Brian Hanna
Title:	Chief Financial Officer & Principal Accounting Officer

WAIVER (H.I.G. LOAN AGREEMENT)